SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1) *

Cinemark Holdings, Inc.

(Name of Issuer)

Common Stock, par value $0.001 per share

(Title of Class of Securities)

17243V102

(CUSIP Number)

December 31, 2020

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (“Securities Exchange Act”) or otherwise subject to the liabilities of that section of the Securities Exchange Act but shall be subject to all other provisions of the Securities Exchange Act (however, see the Notes).

CUSIP No. 17243V102

1.	Name of Reporting Person Tenedora de Cines, S.A. de C.V.
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only:
4.	Citizenship or Place of Organization: Mexico

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): ☐
11.	Percent of Class Represented by Amount in Row (9): 0%
12.	Type of Reporting Person (See Instructions): CO

(1)

This Amendment No. 1 to Schedule 13G (“Schedule 13G”) is filed by Tenedora de Cines, S.A. de C.V., Burwood Enterprises Pte Ltd, Sandra Ramírez Magaña, Alejandro Ramírez Magaña, Enrique Ramírez Magaña, Enrique Ramírez Villalón, Estate of Marco Antonio Ramírez Villalón, Eduardo Florentino Ramírez Villalón, Jaime Ramírez Díaz, Pilar Ramírez Díaz, Natalia Ramírez Díaz, Mariana Ramírez Díaz, Miguel Mier Esparza, Manuel Urrutia Zugarramurdi, Eduardo Acuña Shaadi, Arturo López Martín, and Mauricio Vaca Tavera (collectively, the “Reporting Persons”). The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

CUSIP No. 17243V102

1.	Name of Reporting Person Burwood Enterprises Pte Ltd
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only:
4.	Citizenship or Place of Organization: Bahamas

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): OO

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

CUSIP No. 17243V102

1.	Name of Reporting Person Sandra Ramírez Magaña
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only:
4.	Citizenship or Place of Organization: Mexico

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 36,349
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 36,349
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 36,349
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

CUSIP No. 17243V102

1.	Name of Reporting Person Alejandro Ramírez Magaña
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only:
4.	Citizenship or Place of Organization: Mexico

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 287,953
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 287,953
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 287,953
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): ☐
11.	Percent of Class Represented by Amount in Row (9): 0.2%
12.	Type of Reporting Person (See Instructions): IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

CUSIP No. 17243V102

1.	Name of Reporting Person Enrique Ramírez Magaña
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only:
4.	Citizenship or Place of Organization: Mexico

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 29,896
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 29,896
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 29,896
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

CUSIP No. 17243V102

1.	Name of Reporting Person Enrique Ramírez Villalón
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only:
4.	Citizenship or Place of Organization: Mexico

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 596,493
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 596,493
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 596,493
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): ☐
11.	Percent of Class Represented by Amount in Row (9): 0.5%
12.	Type of Reporting Person (See Instructions): IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

CUSIP No. 17243V102

1.	Name of Reporting Person Estate of Marco Antonio Ramírez Villalón (1)
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (2)
3.	SEC Use Only:
4.	Citizenship or Place of Organization: (1)

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 100,629
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 100,629
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 100,629
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): ☐
11.	Percent of Class Represented by Amount in Row (9): 0.1%
12.	Type of Reporting Person (See Instructions): OO

(1)	Mr. Marco Antonio Ramírez Villalón died on December 17, 2020 and was a Mexican citizen at the time of death.
(2)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

CUSIP No. 17243V102

1.	Name of Reporting Person Eduardo Florentino Ramírez Villalón
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only:
4.	Citizenship or Place of Organization: Mexico

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 100,629
	6.	Shared Voting Power:
	7.	Sole Dispositive Power: 100,629
	8.	Shared Dispositive Power:

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 100,629
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): ☐
11.	Percent of Class Represented by Amount in Row (9): 0.1%
12.	Type of Reporting Person (See Instructions): IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

CUSIP No. 17243V102

1.	Name of Reporting Person Jaime Ramírez Díaz
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only:
4.	Citizenship or Place of Organization: Mexico

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 25,342
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 25,342
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 25,342
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

CUSIP No. 17243V102

1.	Name of Reporting Person Pilar Ramírez Díaz
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only:
4.	Citizenship or Place of Organization: Mexico

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 25,291
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 25,291
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 25,291
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

CUSIP No. 17243V102

1.	Name of Reporting Person Natalia Ramírez Díaz
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only:
4.	Citizenship or Place of Organization: Mexico

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 25,291
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 25,291
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 25,291
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

CUSIP No. 17243V102

1.	Name of Reporting Person Mariana Ramírez Díaz
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only:
4.	Citizenship or Place of Organization: Mexico

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 25,291
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 25,291
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 25,291
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

CUSIP No. 17243V102

1.	Name of Reporting Person Miguel Mier Esparza
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only:
4.	Citizenship or Place of Organization: Mexico and United States of America

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

CUSIP No. 17243V102

1.	Name of Reporting Person Manuel Urrutia Zugarramurdi
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only:
4.	Citizenship or Place of Organization: Mexico and Spain

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

CUSIP No. 17243V102

1.	Name of Reporting Person Eduardo Acuña Shaadi
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only:
4.	Citizenship or Place of Organization: Mexico

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

CUSIP No. 17243V102

1.	Name of Reporting Person Arturo López Martín
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only:
4.	Citizenship or Place of Organization: Mexico

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

CUSIP No. 17243V102

1.	Name of Reporting Person Mauricio Vaca Tavera
2.	Check the Appropriate Box if a Member of a Group (See Instructions) (a) ☐ (b) ☒ (1)
3.	SEC Use Only:
4.	Citizenship or Place of Organization: Mexico and Spain

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power: 13,650
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 13,650
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 13,650
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions): ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): IN

(1)	This statement on Schedule 13G is filed by the Reporting Persons. The Reporting Persons expressly disclaim status as a “group” for purposes of this Schedule 13G.

Item 1(a)	Name of Issuer:

Cinemark Holdings, Inc., a Delaware corporation (the “Issuer”).

Item 1(b)	Address of Issuer’s Principal Executive Offices:

3900 Dallas Parkway

Plano, Texas 75093

Item 2(a).	Name of Person Filing:

This statement on Schedule 13G is filed by: (i) Tenedora de Cines, S.A. de C.V., (ii) Burwood Enterprises Pte Ltd (“Burwood”), (iii) Sandra Ramírez Magaña, (iv) Alejandro Ramírez Magaña, (v) Enrique Ramírez Magaña, (vi) Enrique Ramírez Villalón, (vii) Estate of Marco Antonio Ramírez Villalón, (viii) Eduardo Florentino Ramírez Villalón, (ix) Jaime Ramírez Díaz, (x) Pilar Ramírez Díaz, (xi) Natalia Ramírez Díaz, (xii) Mariana Ramírez Díaz, (xiii) Miguel Mier Esparza, (xiv) Manuel Urrutia Zugarramurdi, (xv) Eduardo Acuña Shaadi, (xvi) Arturo López Martín, and (xvii) Mauricio Vaca Tavera (individually referred to herein as a “Reporting Person” and, collectively, as the “Reporting Persons”).

The Reporting Persons have entered into a Joint Filing Agreement, a copy of which is filed with this Schedule 13G as Exhibit 99.1, pursuant to which they have agreed to file this Schedule 13G jointly in accordance with the provisions of Rule 13d-1(k) of the Securities Exchange Act.

Item 2(b).	Address of Principal Business Office or, if none, Residence:

The address of the principal business office of each Reporting Person except Burwood and Eduardo Acuña Shaadi is Av. Cumbre de Naciones 1200, Fraccionamiento Tres Marías, 58254, Morelia, Michoacan, Mexico. The address of the principal business office of Burwood is One Montage Place, 1st Floor, East Bay Street, Nassau, N-4906, Bahamas. The address of the principal business office of Eduardo Acuña Shaadi is 14951 North Dallas Parkway Suite 300, Dallas, Texas 75254.

Item 2(c).	Citizenship:

See Row 4 of the cover page for each Reporting Person.

Item 2(d).	Title of Class of Securities:

Common stock, par value $0.001 per share

Item 2(e).	CUSIP Number:

17243V102

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

(a)	Amount beneficially owned:

See Row 9 of the cover page for each Reporting Person.

(b)	Percent of class:

See Row 11 of the cover page for each Reporting Person. The percent of class set forth in row 11 for each Reporting Person is based on 118,158,433 shares of Common Stock of the Issuer outstanding as of October 30, 2020, as disclosed in the Issuer’s Form 10-Q for the period ended September 30, 2020 filed with the Securities and Exchange Commission on November 5, 2020.

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote:

See Row 5 of the cover page for each Reporting Person.

(ii)	Shared power to vote or to direct the vote:

See Row 6 of the cover page for each Reporting Person.

(iii)	Sole power to dispose or to direct the disposition of:

See Row 7 of the cover page for each Reporting Person.

(iv)	Shared power to dispose or to direct the disposition of:

See Row 8 of the cover page for each Reporting Person.

Item 5.	Ownership of 5 Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following  ☒.

Item 6.	Ownership of More than 5 Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 16, 2021

TENEDORA DE CINES, S.A. DE C.V.		BURWOOD ENTERPRISES PTE LTD

By:	/s/ Jorge Pablo Aguilar Albo	By:	/s/ Jaime Ramírez Díaz
Name:	Jorge Pablo Aguilar Albo	Name:	Jaime Ramírez Díaz
Title:	General Counsel	Title:	Attorney-in-Fact

Estate of Marco Antonio Ramírez Villalón		Estate of Marco Antonio Ramírez Villalón

By:	/s/ Enrique Ramírez Magaña	By:	/s/ Eduardo Ramírez Díaz
Name:	Enrique Ramírez Magaña	Name:	Eduardo Ramírez Díaz
Title:	Co-Executor (1)	Title:	Co-Executor (1)

Estate of Marco Antonio Ramírez Villalón

By:	/s/ Jaime Ramírez Díaz
Name:	Jaime Ramírez Díaz
Title:	Co-Executor (1)

By:	/s/ Sandra Ramírez Magaña	By:	/s/ Alejandro Ramírez Magaña
	Sandra Ramírez Magaña		Alejandro Ramírez Magaña

By:	/s/ Enrique Ramírez Magaña	By:	/s/ Enrique Ramírez Villalón
	Enrique Ramírez Magaña		Enrique Ramírez Villalón

By:	/s/ Jaime Ramírez Díaz	By:	/s/ Eduardo Florentino Ramírez Villalón
	Jaime Ramírez Díaz		Eduardo Florentino Ramírez Villalón

By:	/s/ Pilar Ramírez Díaz	By:	/s/ Natalia Ramírez Díaz
	Pilar Ramírez Díaz		Natalia Ramírez Díaz

By:	/s/ Miguel Mier Esparza	By:	/s/ Mariana Ramírez Díaz
	Miguel Mier Esparza		Mariana Ramírez Díaz

By:	/s/ Eduardo Acuña Shaadi	By:	/s/ Manuel Urrutia Zugarramurdi
	Eduardo Acuña Shaadi		Manuel Urrutia Zugarramurdi

By:	/s/ Mauricio Vaca Tavera	By:	/s/ Arturo López Martín
	Mauricio Vaca Tavera		Arturo López Martín

(1)	Subject to confirmation by a judge.